Exhibit 4.6

Spark Networks SE

Virtual Stock Option Plan

Terms & Conditions

March 2018

Terms & Conditions of the Virtual Stock Option Plan	Page 2 of 18

Table of Content

Table of Content	2
List of Definitions	3
§ 1 Options; Strike Price; Stock Price	4
§ 2 Grant Date; Plan Term	5
§ 3 Vesting	5
§ 4 Termination of Employment	7
§ 5 Settlement Dates	8
§ 6 Exercise of Options	9
§ 7 Option Value	9
§ 8 Cash Settlement	9
§ 9 Share Settlement	10
§ 10 Anti-Dilution Protection	11
§ 11 Delisting	12
§ 12 Listing of ADSs on another Stock Exchange; Listing of Shares instead of ADSs; Share-for-Share Transactions	14
§ 13 Administrator	15
§ 14 Notices	15
§ 15 Non-Transferability	16
§ 16 Corporate Governance	16
§ 17 Taxes and Public Charges	17
§ 18 No Company Practice; No Remuneration for Services in the Past	17
§ 19 Final Provisions	18

Terms & Conditions of the Virtual Stock Option Plan	Page 3 of 18

List of Definitions

Accelerated Vesting	6	Option	4
Administrator	14	Option Value	4
ADS	4	Plan Participant	4
Cash Settlement	4	Plan Term	5
Claim	4	Regular Vesting	5
Claw-back Condition	6	Relevant Contract	7
Claw-back Period	6	Relevant Position	7
Decrease Ratio	11	Settlement Date	8
Delisting	12	Settlement Reference Date	8
Delisting Cash Payment per Share	13	Share	4
Employer Company	7	Share Number Decrease	11
Exchange ADSs	14	Share Number Increase	10
Exchange Ratio	13	Share Settlement	4
Exchange Shares	13	Share-for-Share Transaction	14
Exercise Notice	8	Stock Price	4
Grant Date	5	Strike Price	4
Increase Ratio	10	Super Dividend	11
Letter of Grant	4	Terms & Conditions	4
Liquidity Event	6	Vesting Date	5
Spark	4	VSOP	4
Spark Group	4

Terms & Conditions of the Virtual Stock Option Plan	Page 4 of 18

Preamble

Spark Networks SE (“Spark”) is a European stock corporation (Societas Europaea) with corporate seat in Germany.

The ordinary shares of Spark (each a "Share”) can be traded through American Depositary Shares listed on the NYSE American LLC (each an "ADS”) with each ADS representing 0.1 Shares.

This Virtual Stock Option Plan 2018 (the “VSOP”) which is governed by these Terms & Conditions (the “Terms & Conditions”) is a long term incentive plan established by Spark for selected executives and employees of Spark and its subsidiaries (collectively, the “Spark Group”) as part of their remuneration for future services within the Spark Group. This VSOP replaces the Virtual Stock Option Plan of November 2017 (“VSOP 2017”) if and to the extent the plan participants under the VSOP 2017 have agreed to such replacement regarding the options granted to them thereunder.

§ 1
Options;
Strike Price; Stock Price

1.1	Each participant of this VSOP (a "Plan Participant") has been granted, by a separate letter of grant (the "Letter of Grant"), (a) a certain number of virtual stock options in exchange for options granted under the VSOP 2017 (each an "Option 2017") and/or (b) a certain number of new virtual stock options (each an "Option 2018", the Options 2017 and Options 2018 collectively, “Options” and individually, an “Option”) and may, on a yearly basis, be granted additional Options 2018 in the future based on (a) his/her personal performance as an executive or employee of Spark or Spark Group and/or (b) the performance of Spark and Spark Group.

1.2	Each Option represents the right to receive, upon exercise, a certain amount in cash (the "Option Value" and the respective payment claim of the Plan Participant a "Claim") to be determined in accordance with § 7 below on the basis of

(a)	the strike price for the respective Option in USD as specified in the Letter of Grant (the "Strike Price"); and

(b)	the relevant ADS Stock Price (as defined in § 1.4 below).

1.3	Spark shall be entitled to elect, at its sole discretion, instead of a settlement of the Option Value of the exercised Options and the according Claims in cash (a "Cash Settlement"), a settlement of the Option Value and the according Claims (or any part thereof) in Shares or ADSs ("Share Settlement"). However, for the avoidance of doubt, the Plan Participants shall not have a right to request a Share Settlement or otherwise request a delivery of Shares or ADSs, respectively.

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1.4	The term "ADS Stock Price" in relation to a certain date shall mean the volume-weighted average closing price in USD of one ADS in trading on the NYSE American LLC for the period of one month prior to such date. The ADS Stock Price shall be calculated based on the daily volume in trading on the NYSE American LLC and with an accuracy (in USD) of two digits after the decimal point by rounding half up (kaufmännisches Auf- bzw. Abrunden auf die zweite Nachkommastelle).

§ 2
Grant Date; Plan Term

2.1	For purposes of these Terms & Conditions, the term "Grant Date" shall mean the effective date for the grant of the respective Plan Participant’s Options as specified in the relevant Letter of Grant irrespective of the date of the respective Letter of Grant or the date of its acceptance by the respective Plan Participant, it being understood that the Grant Date shall always be set at the end of a month.

2.2	The VSOP has a regular term of 85 months commencing with the Grant Date (the "Plan Term").

§ 3
Vesting

3.1	Options shall vest in accordance with the following provisions.

3.2	The Options 2017 of a Plan Participant are subject to a staggered regular vesting (the "Regular Vesting”) with the following vesting dates (each a "Vesting Date"):

(a)	33⅓% (one third) of the total number of Options 2017 granted to the respective Plan Participant as per a certain Grant Date shall vest as per the end of the 12th month after the relevant Grant Date (one-year cliff); and

(b)	an additional 16⅔% (one sixth) of such Options 2017 shall vest as per the end of each additional 6-month period until the end of the 36th month after the relevant Grant Date.

If 33⅓% or 16⅔% of the total number of Options 2017 granted to the respective Plan Participant as per a certain Grant Date is not an integer, the result shall be rounded up to the nearest whole number with the last 16⅔% being reduced accordingly.

3.3	The Options 2018 of a Plan Participant are subject to the Regular Vesting with the following Vesting Dates:

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(a)	25% of the total number of Options 2018 granted to the respective Plan Participant as per a certain Grant Date shall vest as per the end of the 12th month after the relevant Grant Date (one-year cliff); and

(b)	an additional 12.5% of such Options 2018 shall vest as per the end of each additional 6-month period until the end of the 48th month after the relevant Grant Date.

If 25% or 12.5% of the total number of Options 2018 granted to the respective Plan Participant as per a certain Grant Date is not an integer, the result shall be rounded up to the nearest whole number with the last 12.5% being reduced accordingly.

3.4	The Regular Vesting shall be suspended, and the Vesting Dates of still unvested Options shall be extended accordingly, during the following times:

(a)	Times during which the Plan Participant is not permitted to engage in employment under the German Act for Protection of Mothers (Mutterschutzgesetz) and/or takes a parental career break (Elternzeit),

(b)	Times during which the Plan Participant is incapable to work due to invalidity, illness or accident and is not entitled to claim on-going payment of her/his remuneration (Lohnfortzahlung) any longer, or

(c)	Times during which the Plan Participant takes unpaid leave or educational/training leave.

3.5	The Options of a Plan Participant are further subject to an accelerated vesting in case of a Liquidity Event (as defined in § 3.6 below) as follows (the "Accelerated Vesting"):

(a)	All Options of a Plan Participant not yet vested (and not lapsed) prior to the occurrence of the Liquidity Event shall immediately vest upon the occurrence of the Liquidity Event.

(b)	The Accelerated Vesting shall, however, be subject to the condition subsequent (auflösende Bedingung) that, until the end of the 12th month after the occurrence of the Liquidity Event (the "Claw-back Period"), the Plan Participant’s Relevant Contract and/or Relevant Position (each as defined in § 4.1(a) below) is terminated by the Plan Participant (with the date of the termination notice being decisive) without good cause (ohne wichtigen Grund) (the "Claw-back Condition"); provided, however, that the Claw-back Condition shall only apply if, throughout the Claw-back Period, the Plan Participant’s Relevant Contract continues to be at least comparable to the Plan Participant’s Relevant Contract prior to the Liquidity Event, i.e., the Plan Participant’s location of workplace remains at least within the same country, and the Plan Participant’s remuneration is not reduced.

(c)	If the Claw-back Condition is not met, the occurrence of the Liquidity Event is deemed to be the Vesting Date for the relevant Options.

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(d)	If the Claw-back Condition is met, the Accelerated Vesting shall retroactively fall away and the relevant Options are deemed to have been subject to the Regular Vesting only. For the avoidance of doubt, the Regular Vesting shall not be suspended by a Liquidity Event and shall continue in accordance with its terms also during the Claw-back Period.

3.6	The term "Liquidity Event" shall mean:

(a)	The consummation (dinglicher Vollzug) of any transaction or series of related transactions, including (i) off-market disposals (außerbörsliche Veräußerung) of Shares (including, without limitation, by way of block trades, a public offering or private placement of Shares), (ii) mergers or other transformation measures (Umwandlungsmaßnahme) under the German Transformation Act (Umwandlungsgesetz) or comparable statutory provisions of other jurisdictions, (iii) capital measures (Kapitalmaßnahmen) or (iv) other transactions of similar effect, whereby one single person or a group of persons acting in concert acquire at least 50% of all Shares outstanding from time to time.

(b)	The liquidation of Spark; or

(c)	A Delisting of Spark (as defined in § 11.3 below).

§ 4
Termination of Employment

4.1	Subject to § 4.2 below, unvested Options of a Plan Participant shall lapse without compensation if, prior to the Vesting Date of the relevant Options,

(a)	the Plan Participant or the applicable company of the Spark Group gives notice of termination of the Plan Participant’s employment, service or consultancy contract with the applicable company of the Spark Group (the "Employer Company” and the "Relevant Contract", respectively) or of an according position as managing director or board member of the Employer Company (if any) (the "Relevant Position"), or the Relevant Contract and/or the Relevant Position is prematurely terminated by mutual agreement (with the date of receipt of the termination notice or the date of the mutual agreement, respectively, being decisive regardless of the date of the actual termination);

(b)	the Plan Participant’s Relevant Contract or Relevant Position with the Employer Company terminates for any other reason (including, without limitation, due to the expiration of the respective term of the Relevant Contract or the Relevant Position, retirement for age, permanent invalidity or death); or

(c)	the Employer Company ceases to form part of the Spark Group.

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Subject to § 4.3 below, all Options of a Plan Participant which are already vested at the relevant date shall remain unaffected in the cases of (a) through (c) above.

4.2	The provisions of § 4.1 above shall not apply to a termination of the Relevant Contract and/or the Relevant Position with the Employer Company or to the Employer Company’s ceasing to form part of the Spark Group if, irrespective of such termination or such ceasing, the Plan Participant continues to be employed with, or to provide services to, the Spark Group under a new employment, service or consultancy contract with a company of the Spark Group. In this case, the respective Plan Participant’s unvested Options shall continue to vest in accordance with § 3 above. For the avoidance of doubt, if subsequently a further event pursuant to § 4.1 (a) through (c) above occurs (including, if the (last) Employer Company subsequently ceases to form part of the Spark Group), § 4.1 above shall apply to such further event in accordance with its terms.

4.3	All still unexercised or unsettled Options held by a Plan Participant, whether vested or unvested, shall lapse without compensation if, prior to the relevant Settlement Date,

(a)	the Relevant Contract or the Relevant Position is terminated by the Employer Company for reasons related to the conduct of such Plan Participant (verhaltensbedingt) by notice or termination or mutual agreement (with the date of receipt of the termination notice or the date of the mutual agreement, respectively, being decisive regardless of the date of the actual termination), or

(b)	the Plan Participant acts in a way that justifies a termination of the Relevant Contract or the Relevant Position by the Employer Company for reasons related to the conduct of such Plan Participant (verhaltensbedingt).

§ 5
Settlement Dates

5.1	For the Cash Settlement or, to the extent elected by Spark, a Share Settlement of Options, the following settlement dates (each a "Settlement Date") shall be offered to the Plan Participants subject to a proper exercise or deemed exercise, as the case may be, of the relevant Options:

(a)	The end of the 13th month after the respective Grant Date (= first Settlement Date); and

(b)	The end of each additional 6-month period until the end of the 85th month after the respective Grant Date (= last Settlement Date).

5.2	The 15th day of the month of the respective Settlement Date shall be referred to as the corresponding "Settlement Reference Date".

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§ 6
Exercise of Options

6.1	The exercise of Options requires their prior vesting. Options the vesting of which is not based on a Regular Vesting but solely on an Accelerated Vesting can only be exercised after expiration of the Claw-back Period and if the Claw-back Condition has not been met during the Claw-back Period.

6.2	Options are exercised by a respective exercise notice of the respective Plan Participant (an "Exercise Notice").

6.3	The Exercise Notice must (i) state the number of Options which are exercised as per the relevant Settlement Date and (ii) be received by Spark no later than on the corresponding Settlement Reference Date.

6.4	Options which are still unexercised after the Settlement Reference Date of the last Settlement Date shall lapse without compensation.

§ 7
Option Value

7.1	Subject to the following provisions, the Option Value per Option shall equal the ADS Stock Price as per the relevant Settlement Reference Date minus the Strike Price of such Option.

7.2	If the Option Value is zero or negative as per the relevant Settlement Reference Date, the Options shall be deemed not exercised.

7.3	The Option Value per Option shall be limited to 500% of the Strike Price.

§ 8
Cash Settlement

8.1	If, and to the extent, Spark does not elect a Share Settlement, the Option Value per exercised Option shall be converted to EUR with the official USD-EUR exchange rate as per the Settlement Reference Date and be paid to the Plan Participant in cash (after deduction of wage tax and other statutory levies), at the election of Spark, by the respective Settlement Date or together with the payment by the Employer Company of the regular monthly salary for the following month.

8.2	No USD-EUR conversion shall be made for Plan Participants employed within the US.

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§ 9
Share Settlement

9.1	With regard to some or all vested Options of a Plan Participant, Spark may elect a Share Settlement. In the event that Spark elects a Share Settlement with regard to vested Options of a Plan Participant, such Options of a Plan Participant shall be deemed exercised by the Plan Participant pursuant to § 6.

9.2	If, and to the extent, Spark elects a Share Settlement with respect to the applicable Settlement Date, the aggregate Option Value of the exercised Options (or the part thereof which is part of the Share Settlement, respectively) shall be translated into a corresponding number of ADSs as follows:

(a)	The aggregate Option Value of the respective Options (or the part thereof which is part of the Share Settlement, respectively) is divided by the ADS Stock Price as per the Settlement Reference Date.

(b)	If the resulting number of ADSs is not an integer (or does not represent a whole number of Shares), any partial ADSs (and any ADSs not representing a whole number of Shares) will be retranslated into a corresponding USD amount, converted to EUR with the official USD-EUR exchange rate as per the Settlement Reference Date and settled in cash.

9.3	The resulting number of ADSs representing a whole number of Shares will be created by the issuance of Shares against contribution in kind of the corresponding Claims (or the relevant part thereof) by the respective Plan Participant to Spark (with the Plan Participant being obliged to such contribution, including via an agent or trustee, as a result of the election by Spark of the Share Settlement). The application for registration of the consummation of the corresponding share capital increase of Spark shall be filed with the commercial register by the respective Settlement Date (with the issuance of the ADSs to occur in due course thereafter). Alternatively, Spark may use Shares held in treasury (eigene Aktien) (if any) for the creation and delivery of the required ADSs.

9.4	Spark shall notify the Participants of the election of a Share Settlement in relation to the respective Settlement Date, and the part of the Option Value which shall be subject to a Share Settlement, no later than one month before such Settlement Date.

9.5	Spark will use reasonable efforts to establish an “exercise and sell concept” for the Plan Participants in case of a Share Settlement to allow the Plan Participants, via an Administrator (as defined in § 13 below), a sale of ADSs to be delivered under the Share Settlement in a way as to allow a deduction of wage tax and other applicable levies resulting from the Share Settlement from the proceeds of such sale. Alternatively, Spark may limit the Share Settlement to an appropriate part of the Option Value in order to allow a deduction of wage tax and other applicable levies from the part of the Option Value which is settled by way of a Cash Settlement.

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§ 10
Anti-Dilution Protection

10.1	If, between the Grant Date and the respective Settlement Date, the total number of Shares is increased due to an increase of Shares without contributions being made to Spark in this context (a "Share Number Increase" and the ratio between the total number of Shares after the Share Number Increase and the total number of Shares prior to the Share Number Increase, the "Increase Ratio") including, without limitation, by way of a share split (Aktiensplit) or a share capital increase from Spark’s reserves (Kapitalerhöhung aus Gesellschaftsmitteln) which is effected by the issuance of new shares,

(a)	the total number of all outstanding (vested and unvested) Options granted to a Plan Participant shall be increased by multiplication with the Increase Ratio and rounding the result, if it is not an integer, to the nearest integer;

(b)	the corresponding Strike Price shall be reduced by division through the Increase Ratio; and

(c)	for purposes of calculating an ADS Stock Price, stock prices not yet reflecting the Share Number Increase shall be adjusted by division through the Increase Ratio and the according trading volume (in numbers of traded ADSs) shall be adjusted by multiplication with the Increase Ratio.

10.2	If, between the Grant Date and the respective Settlement Date, the total number of Shares is decreased without distributions being made in this context by Spark to its shareholders (a "Share Number Decrease" and the ratio between the total number of Shares after the Share Number Decrease and the total number of Shares prior to the Share Number Decrease, the "Decrease Ratio") including, without limitation, by way of a share combination (Aktienzusammenlegung) or a share cancellation (Einziehung von Aktien),

(a)	the total number of all outstanding (vested and unvested) Options granted to a Plan Participant shall be reduced by multiplication with the Decrease Ratio and rounding the result, if it is not an integer, to the nearest integer;

(b)	the corresponding Strike Price shall be increased by multiplication with the Increase Ratio; and

(c)	for purposes of calculating an ADS Stock Price, stock prices not yet reflecting the ADR Number Decrease shall be adjusted by division through the Decrease Ratio and the according trading volume (in numbers of traded ADSs) shall be adjusted by multiplication with the Decrease Ratio.

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A cancellation of treasury shares shall not qualify as Share Number Decrease if the relevant Shares have been acquired by the Spark Group against consideration (in particular, without limitation, by way of a share buy-back).

10.3	The provisions on a Share Number Increase shall apply mutatis mutandis if the number of ADSs representing one Share is increased, and the provisions on a Share Number Decrease shall apply mutatis mutandis if the number of ADSs representing one Share is decreased.

10.4	If, between the Grant Date and the respective Settlement Reference Date, Spark distributes a Super Dividend (as defined below) the ADS Stock Price as per the respective Settlement Date used for the calculation of the Option Value shall be increased by an amount equaling the amount of the Super Dividend per Share divided by the number of ADSs representing one Share.

No adjustments shall be made for dividend distributions to the extent they do not qualify as Super Dividend.

The term “Super Dividend per Share” shall mean the amount in EUR by which the total gross dividend distribution(s) distributed by Spark for a certain fiscal year exceed(s) 50% of the consolidated net income (Konzernjahresüberschuss) of Spark in EUR of the relevant fiscal year as such figure is published by Spark after (i) conversion of such amount to USD with the official EUR-USD exchange rate as per payment date of the respective dividends and (ii) division by the total number of Shares entitled to dividends for such year.

10.5	In the case of other changes to Spark’s share capital or its composition or other measures resolved by the shareholders’ meeting of Spark resulting in a dilution of the economic value of Options held by the Plan Participants, Spark shall be entitled to determine, in its sole discretion, whether or not and how to make appropriate adjustments (including, without limitations, adjustments of the Strike Price, number of Options and/or calculation of the relevant ADS Stock Price) in order to eliminate, entirely or partly, the impact of the relevant measure on the overall economic value of the Options held by each Plan Participant.

§ 11
Delisting

11.1	If a Delisting (as defined in § 11.3 below) occurs between the respective Grant Date and the last Settlement Date, all exercised Options not settled prior to the occurrence of the Delisting shall be settled solely by way of a Cash Settlement (without Spark being entitled to elect a Share Settlement for the settlement of such Options). However, subject to the provisions on an Accelerated Vesting due to a Delisting, the Delisting shall not affect the Settlement Dates or the provisions on the exercise of Options.

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11.2	For purposes of calculating the Option Value pursuant to § 7 above for Options settled after the occurrence of a Delisting, the ADS Stock Price as per the relevant Settlement Reference Date shall be deemed the highest of:

(a)	The ADS Stock Price as per the relevant Settlement Reference Date (if any);

(b)	The ADS Stock Price as per the date of the occurrence of the Delisting; and

(c)	The Delisting Cash Payment per Share (as defined below) (if any) after (i) division by the number of ADSs representing one Share and (ii) if in EUR, converted to USD with the official EUR-USD exchange rate as per the Settlement Reference Date.

11.3	Subject to § 12.3 below, a "Delisting" shall be deemed to have occurred on the first trading day on the NYSE American LLC, on which

(a)	ADSs are no longer listed on the NYSE American LLC or another US stock exchange; and

(b)	Shares are not listed on the NYSE American LLC or another US stock exchange or admitted for trading on an organized market within the European Economic Area within the meaning of Sec. 2 para. 7 and 8 of the German Securities Acquisition and Takeover Act (WpÜG) (or in the United Kingdom should the latter no longer belong to the European Economic Area); and

(c)	a respective listing or admission for trading of Shares within the meaning of (b) above has also not been applied for (with such listing or admission being granted in due course thereafter).

11.4	The term "Delisting Cash Payment per Share”) shall mean the cash compensation (Barabfindung) or offer price (Angebotspreis) per Share duly offered to shareholders of Spark in accordance with relevant statutory provisions or regulation in connection with the Delisting or in connection with a corporate reorganization measure (e.g. Squeeze-out, merger, conversion of legal form etc.) leading to a Delisting. A subsequent adjustment of such cash consideration or offer price in connection with court proceedings relating to the Delisting or the respective corporate reorganization measure (including, without limitation, under the German Appraisal Proceedings Act (Spruchverfahrensgesetz)) or in connection with any other settlement of claims of shareholders of Spark relating to the Delisting or the respective corporate reorganization measure shall not affect the Delisting Cash Payment.

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§ 12
Listing of ADSs on another Stock Exchange;
Listing of Shares instead of ADSs;
Share-for-Share Transactions

12.1	For times, during which ADSs are no longer listed on the NYSE American LLC but instead on another US stock exchange, the stock prices of ADSs on such other stock exchange shall be used to calculate the relevant ADS Stock Prices pursuant to § 1.4.

12.2	If ADSs are no longer listed on a US stock exchange but, instead, Shares are listed on a US stock exchange or admitted for trading on an organized market within the European Economic Area within the meaning of Sec. 2 para. 7 and 8 of the German Securities Acquisition and Takeover Act (WpÜG) (or in the United Kingdom should the latter no longer belong to the European Economic Area), still unsettled Options shall be adjusted in order for such Options to then be linked to Shares and the stock price of Shares on the relevant stock exchange instead of to ADSs and the stock price of ADSs based on the number of ADSs representing one Share, without otherwise affecting the aggregate economic value of Options held by the respective Plan Participant. Spark shall be entitled to make appropriate adjustments of the Terms & Conditions to this effect (including, a respective adjustment of the number of Options, the Strike Price and the calculation of the Option Value) which shall be binding for the Plan Participants upon their notification of such adjustments.

12.3	In case of future corporate reorganizations or transactions involving Spark (including, without limitation, business combinations), under which the shareholders of Spark receive, or are offered to receive, in exchange for their Shares shares in another company ("Exchange Shares" and the relevant exchange ratio the "Exchange Ratio") which are listed, or to be listed in connection with such reorganization or transaction, (including through American Depositary Shares representing Exchange Shares ("Exchange ADSs")) on a US stock exchange or a stock exchange within the European Economic Area (including the United Kingdom) (a "Share-for-Share Transaction"), Spark (or its successor company under the Share-for-Share Transaction) shall be entitled to elect, at its sole discretion, to adjust still unsettled Options in order for such Options to then be linked to Exchange Shares or Exchange ADSs (as applicable) and the stock price of Exchange Shares or Exchange ADSs (as applicable) instead of to ADSs or Shares. Such adjustment shall be based on the Exchange Ratio and the number of ADSs representing one Share (and, if applicable, the number of Exchange ADSs representing one Exchange Share), without otherwise affecting the aggregate economic value of Options held by the respective Plan Participant. Spark (or its successor company under the Share-for-Share Transaction) shall be entitled to make appropriate adjustments of the Terms & Conditions to this effect which shall be binding for the Plan Participants upon their notification of such adjustments with such notification to be made no later than one month after the consummation of the Share-for-Share Transaction (the "Exchange Notification"). In case of a timely Exchange Notification, the respective Share-for-Share Transaction and a termination of the listing of ADSs or Shares resulting therefrom, shall not qualify as Delisting within the meaning of § 11.3.

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§ 13
Administrator

13.1	Spark shall be entitled, at its sole discretion, to appoint (and to remove and/or replace) a bank or other professional service provider as administrator and/or trustee for the administration of the VSOP (an “Administrator”). Spark shall notify the Plan Participants of the appointment (as well as of the removal and/or replacement) of an Administrator.

13.2	Upon request of Spark, each Plan Participant is obliged to enter into an appropriate trust and/or custody agreement with the respective Administrator, and to accept subsequent amendments of such agreement required by the Administrator, in order to allow

(a)	the Administrator to act as settlement agent and/or trustee for the respective Plan Participant in relation to payments and/or Shares and/or ADSs receivable under the Cash Settlement and/or the Share Settlement (including, without limitation, the contribution and transfer of any portions of the respective Plan Participant’s Claims under the Share Settlement); and

(b)	The transmission of personal data to, and the processing of such data by, the respective Administrator as necessary for the administration and execution of the VSOP Program.

§ 14
Notices

14.1	Unless a stricter form is required by law or applicable regulation, notices and declarations to be made by a Plan Participant to Spark or vice versa under these Terms & Conditions (including the Exercise Notice) shall be made in writing (schriftlich) or, if a special secured website is provided for by New Parent for the VSOP, electronically through such website, provided that the relevant Plan Participants have been notified in writing (schriftlich) with the address of, and an access code for, such website.

14.2	Furthermore, Spark shall be entitled to request that specific forms (Formulare) provided for by Spark are used by the Plan Participants for certain notices and declarations under these Terms & Conditions (including for the Exercise Notice and/or for the subscription of Shares and/or the contribution of any Claims or parts thereof under a Share Settlement).

14.3	Notifications to be made by Spark to Plan Participants under these Terms & Conditions may be addressed to the most recent address of the applicable Plan Participant of which such Plan Participant has notified Spark and shall be deemed to be received by such Plan Participant (zugegangen) upon delivery to, or receipt at, such address. Notifications made via a password-protected website pursuant to § 14.1 above shall be deemed to be received by the relevant Plan Participant (zugegangen) on the date on which they are made available to the relevant Plan Participant on such website.

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14.4	If an Administrator has been appointed, notifications to be made by Spark to Plan Participants under these Terms & Conditions may also be made by the Administrator.

§ 15
Non-Transferability

15.1	Options and Claims resulting from the exercise of Options are neither assignable nor transferable other than by will (letztwillige Verfügung) or in accordance with applicable laws of succession (gesetzliche Erbfolge).

15.2	However, Claims and any parts thereof shall be freely assignable and transferable for purposes of any Share Settlement and may, in particular (without limitation), be freely assigned and transferred

(a)	by Plan Participants to Spark, the Administrator and/or any of its affiliates and

(b)	by the Administrator and its affiliates to New Parent or other affiliates of the Administrator for purposes of a Share Settlement.

§ 16
Corporate Governance

16.1	Each Plan Participant is obliged to comply with applicable statutory notification rules (including, without limitation, directors’ dealings notification rules) and other legal requirements or restrictions in connection with the grant, exercise or settlement of Options or the sale of Shares or ADSs to be delivered in connection with the settlement of Options (if any).

16.2	Each Plan Participant is further obliged to comply with applicable insider policies of the Spark Group in connection with the exercise or settlement of Options and the sale of Shares or ADSs to be delivered in connection with the settlement of Options (if any).

16.3	Each Plan Participant acknowledges and accepts that Spark may disclose or publish the Plan Participant’s participation in the VSOP in order to comply with statutory notification or disclosure requirements or recommendations under applicable Governance Codes.

16.4	Each Plan Participant further acknowledges and accepts that Spark may be required by applicable laws or regulations to cancel or restrict the rights of the Plan Participants under the VSOP. In particular, Spark reserves the right to introduce general transfer restrictions (including, without limitation, a lock-up period) for Shares or ADSs to be delivered upon settlement of Options (if any) if, and to the extent, this is or becomes required in order for the VSOP to comply with applicable laws and regulations (including, without limitation, applicable laws and regulations of foreign jurisdictions).

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§ 17
Taxes and Public Charges

17.1	Any personal income tax liabilities, levies and/or public charges (including social security except for such part of social security which has to be borne by the employer under applicable statutory law) incurred in connection with the grant, vesting and/or settlement of Options and/or the sale of Shares or ADSs to be delivered under the Share Settlement of Options shall be borne by the applicable Plan Participant.

17.2	To the extent that Spark or the applicable company of the Spark Group by which the Plan Participant is or has been employed is obliged to comply with the respective legal provisions at the time of the grant, the vesting and/or the settlement of Options, e.g. payment of wage tax, solidarity surcharge, social security and/or similar levies (together, the "Taxes"), Spark and/or the relevant company of the Spark Group (or, as the case may be, the Administrator on behalf of Spark and/or the applicable company of the Spark Group) is entitled to withhold the respective amounts from (i) the wage payments of the Plan Participant, (ii) payments under the Cash Settlement and/or (v) proceeds of a sale of Shares or ADSs through an Administrator in connection with a Share Settlement.

17.3	If, and to the extent, the amount of applicable Taxes is not withheld pursuant to § 17.2 above, Spark shall be entitled to request (on its own behalf or on behalf of the applicable company of the Spark Group) that the Plan Participant, at the discretion of Spark, advances or reimburses such amount to Spark and/or the applicable company of the Spark Group.

17.4	Spark does not warrant, and shall not be liable for, a certain tax treatment of the VSOP and/or the provisions of these Terms & Conditions.

§ 18
No Company Practice;
No Remuneration for Services in the Past

18.1	Any Option grants and other grants under the VSOP are granted by Spark voluntarily and do not create a company practice (betriebliche Übung). There shall be no right of a Plan Participant to be granted further Options under this VSOP or to participate in any other incentive plan neither at the level of Spark nor any other company of the Spark Group. The foregoing shall also apply in the case of a repeated grant of rights under any such plan.

Terms & Conditions of the Virtual Stock Option Plan	Page 18 of 18

18.2	Options are not granted under the VSOP as remuneration or premium for services provided by the respective Plan Participant to Spark or any other company of the Spark Group in the past. They are exclusively granted as voluntary remuneration for future services of the respective Plan Participants within the Spark Group with the purpose of enhancing motivation and retention of the Plan Participant and thereby fostering a sustainable development of Spark and the Spark Group.

§ 19
Final Provisions

19.1	These Terms & Conditions shall be governed by, and construed in accordance with, the substantive laws of the Federal Republic of Germany.

19.2	To the extent legally permissible, the competent courts in Berlin shall have non-exclusive jurisdiction over all disputes arising in connection with the VSOP and these Terms & Conditions and/or in connection with the rights and obligations of Spark or the Plan Participants thereunder.

19.3	Any amendment, supplementation or suspension of these Terms & Conditions, including this provision, shall be valid only if made in writing (schriftlich) except where a stricter form is required by mandatory law.

19.4	Should any provision of these Terms & Conditions be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in these Terms & Conditions.

March 2018

Spark Networks SE